June 30, 1996

Continental Airlines, Inc.
2929 Allen Parkway
Suite 2010
Houston, TX  77109


Re:  Registration Statement on Form S-4 of Continental
     Airlines, Inc.


Ladies and Gentlemen:

          We consent to the reference to our name in the text under the heading "Prospectus Summary - Equipment Notes and Aircraft," "Risk Factors Relating to the Certificates - Appraisals, " and "Realizable Value of the Aircraft" and "Description of the Aircraft and the Appraisals" of the above-captioned Registration Statement and to the summary contained in the text under such headings of the reports prepared by us with respect to the Aircraft referred to therein.

Sincerely,

/s/ Morten S. Beyer
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Morten S. Beyer
President